Exhibit 10.3

Vesting of Restricted Stock Granted in 2004; Grants of Restricted Stock.

On March 1, 2005, the Board of Directors approved the following recommendations of the Executive Compensation and Employee Benefits Committee regarding compensation for the Company’s executive officers:

Based on Aqua America’s achievement of the 2004 financial target for operating earnings established by the Executive Compensation and Employee Benefits Committee on March 19, 2004, the vesting as of March 19, 2005 of the following number of shares of restricted stock granted by the Executive Compensation and Employee Benefits Committee: (a) 10,000 shares of restricted stock granted to Mr. DeBenedictis with a one-year vesting period; and (b) the following number of shares granted with a vesting period of one-third of the total grant each year on the anniversary of the date of grant — 2,000 shares for Mr. DeBenedictis, 1,833 shares for Mr. Stahl, 1,333 shares for Mr. Smeltzer and 333 shares for Mr. Riegler.

The granting of the following shares of restricted stock with a vesting period of one-third of the total grant each year on the anniversary of the date of grant, provided Aqua America achieves the annual financial target for operating earnings for the immediately preceding year established by the Executive Compensation and Employee Benefits Committee at the time of the grant: 13,000 shares for Mr. DeBenedictis, 5,000 shares for Mr. Stahl and 4,000 shares for Mr. Smeltzer.